UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

ACA CAPITAL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-33111	75-3170112
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation or organization)		Number)

140 Broadway
New York, New York
10005
(Address of principal executive offices)

(212) 375-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Report is hereby incorporated into this Item 1.01 by reference.

Item 1.02.                                          Termination of a Material Definitive Agreement.

The information provided in Item 2.03 of this Report is hereby incorporated into this Item 1.02 by reference.

Item 2.03.                                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 26, 2007, we entered into a $150 million Credit Agreement (the “Credit Agreement”) among ACA Capital Holdings, Inc., as Borrower (the “Company”), J.P. Morgan Securities Inc., as Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders parties thereto. Concurrently with, and conditional upon, the effectiveness of the Credit Agreement, all of the commitments under the Company’s existing $75 million 364-day unsecured Credit Agreement (the “Prior Credit Agreement”) among the Company, as Borrower, J.P. Morgan Securities Inc., as Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders parties thereto were cancelled and terminated.  Therefore, entering into the Credit Agreement had the effect of terminating and replacing the facility provided under the Prior Credit Agreement with the facility provided under the Credit Agreement.

The terms of the Credit Agreement provide for a $150 million three-year unsecured revolving loan facility commitment, comprising a $25 million sub-commitment for the issuance of letters of credit and a $20 million sub-commitment for the making of swingline loans.  At our request and subject to the terms and conditions of the Credit Agreement, the maximum amount of facility commitments may be increased up to $250 million at the lenders’ discretion.

We may elect from time to time an interest rate per annum for the borrowings under the facility equal to either (a) an annual benchmark rate, which will be equal to the greatest of (i) the prime rate in effect and (ii) the federal funds effective rate, plus 50 basis points or (b) the Eurodollar rate plus an Applicable Margin (as defined in the Credit Agreement) corresponding to our leverage ratio (the ratio of debt to capital reflected in our then most current consolidated financial statements).  All swingline loans shall bear interest at a rate per annum equal to the annual benchmark rate.  In the case of a competitive bid loan, interest per annum is fixed and specified by the lender making such competitive loan.

We will also pay an Applicable Facility Fee (as defined in the Credit Agreement) on the commitments in effect under the facility (whether used or unused) corresponding to our leverage ratio.  In addition, we will pay utilization fees on the average daily amount of total amount outstanding under the facility when such amount outstanding exceeds 50% of the commitments under the facility, a fronting fee on the average daily amount of the undrawn amount under all letters of credit and other fees for each letter of credit issued under the facility.  These fees are payable quarterly in arrears.

The terms of the Credit Agreement include various restrictive covenants.  These covenants include restrictions on indebtedness, liens, fundamental changes, sales of assets, certain payments and transactions with affiliates.  The Credit Agreement also includes a covenant requiring us to maintain a net worth not less than the sum of (i) $400,000,000, (ii) 50% of our cumulative Consolidated Net Income (as defined in the Credit Agreement) for each fiscal quarter (beginning with the fiscal quarter ending June 30, 2007) and (iii) 50% of the net cash proceeds of any offering of common equity consummated after the

Closing Date.  We must further not permit our debt to capital ratio to be greater than 35% at any time and must maintain a minimum financial strength rating from S&P of “A-” for our financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation.  The nature of these covenants is similar to or more favorable than the Prior Credit Agreement.

The Credit Agreement contains various events of default customary for investment grade loan facilities of this type (subject to certain materiality thresholds and grace periods), including failure to pay principal and interest on loans when due, a failure to reimburse under, or pay fees in connection with, letters of credit when due, breach of covenants, default in payment of principal or interest in respect of certain material indebtedness, including the acceleration of such material indebtedness, bankruptcy or insolvency, including in respect of certain significant subsidiaries, entry of certain enforceable judgments not otherwise stayed, and the occurrence of a change of control.  The nature of these events of default is similar to or more favorable than the Prior Credit Agreement.  If an event of default occurs, all of our obligations under the Credit Agreement could be accelerated by the required lenders.  In the case of bankruptcy or insolvency, acceleration of our obligations under the Credit Agreement is automatic.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the actual Credit Agreement, which is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

10.1                           Credit Agreement, dated as of April 26, 2007, among ACA Capital Holdings, Inc., as Borrower, J.P. Morgan Securities Inc., as Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACA CAPITAL HOLDINGS, INC.

	By:	/s/ Nora J. Dahlman
Dated: May 1, 2007	Name:	Nora J. Dahlman
	Title:	Managing Director, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Title
10.1

Credit Agreement, dated as of April 26, 2007, among ACA Capital Holdings, Inc., as Borrower, J.P. Morgan Securities Inc., as Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders parties thereto.